Exhibit 4.6

SECOND AMENDMENT TO THE

PINNACLE ENTERTAINMENT, INC. 2002 STOCK OPTION PLAN

Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), hereby amends the Pinnacle Entertainment, Inc. 2002 Stock Option Plan (the “Plan”), with reference to the following facts:

A. The Company maintains the Plan to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to selected key employees, consultants and directors through the grant of stock options.

B. By Section 16 of the Plan, the Board of Directors of the Company has reserved the right to amend the Plan with shareholder approval to the extent necessary or desirable to comply with Section 422 of the Internal Revenue Code of 1986, as amended, other Applicable Laws, or the requirements of any exchange or quotation system on which the Common Stock is listed or quoted.

F. The Company wishes to amend the Plan to increase the number of Shares for which Options may be granted by 1,000,000 Shares.

G. This Second Amendment is subject to Section 16(c) of the Plan which requires shareholder approval of any Plan amendment that increases the number of Shares for which Options may be granted under the Plan.

NOW, THEREFORE, the Plan is hereby amended, subject to the approval of the Shareholders of the Company, as follows:

The first paragraph of Section 3 of the Plan is hereby amended to provide in its entirety as follows:

1. “Stock Subject to Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan will be 2,000,000 Share of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.”

In all other respects, the terms and provisions of the Plan are hereby ratified and declared to be in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Second Amendment to be effective as of March 4, 2003.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ JOHN A. GODFREY
John A. Godfrey Senior Vice President, Secretary and General Counsel

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